Sky Petroleum Announces Drilling Rig Contract

Drilling Expected to Commence by the End of January 2006

AUSTIN, TX -- 01/18/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, is pleased to announce that Buttes Gas and Oil Co. International Inc. ("BGOI"), the operator of the Mubarak Field, has signed a contract with P.T. Apexindo Pratama Duta Tbk, the largest Indonesian oil and gas drilling company, to drill the first of two obligation wells using the Rani Woro jackup rig. The Rani Woro can operate to a water depth of 350 feet and has a 25,000 foot drilling capacity. The company expects BGOI to begin initial drilling operations, or spudding the well, prior to the end of January 2006.

On May 18, 2005, Sky Petroleum's wholly owned subsidiary, Sastaro Limited ("Sastaro") entered into a Participation Agreement ("Agreement") with BGOI, a wholly owned subsidiary of Crescent Petroleum Company International Limited ("Crescent"), allowing Sky Petroleum to participate in two wells in the Mubarek Field, located in the United Arab Emirates.

BGOI estimates that the first well, Mubarak H-2, will take approximately 75 days to complete and results are anticipated prior to the end of April 2006. The rig will then be moved off location to another operator for one well and subject to the terms of the Agreement, will return to the Mubarak Field in approximately six months to drill and complete the Mubarak J-3 well. Sky Petroleum expects the second obligation well will be completed prior to the end of 2006.

On September 15, 2005 the company announced the target locations for the infill wells to be drilled to the Ilam/Mishrif reservoir in the Mubarek Field had been selected. The wells will be drilled from existing platforms into the Ilam/Mishrif oil reservoir. The H-2 and J-3 wells target locations are located approximately one kilometer from wells which have produced oil from the Ilam/Mishrif. The field has complete 3D seismic coverage and extensive production and export infrastructure already in place with adequate capacity to process production from the two new wells.

"We are very pleased that this critical step in securing a rig has been completed by BGOI despite the tight supply of equipment," said Brent Kinney, chief executive officer at Sky Petroleum, Inc. "We are very excited about the potential of the Mubarek infill drilling program and look forward to results."

The alliance with BGOI, a wholly owned subsidiary of Crescent, unites Sky Petroleum with one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarak Field for over three decades, BGOI brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid 1970s and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration and development company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com